EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-32612-99 and 333-157040) of Ashland Inc. of our reported dated June 28, 2010, relating to the statement of net assets available for benefits of the Ashland Inc. Employee Savings Plan at December 31, 2009, which appears in this Form 11-K.

/s/  PricewaterhouseCoopers LLP

Cincinnati, Ohio
June 28, 2011